Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MULLEN AUTOMOTIVE INC.

Mullen Automotive Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

1.             That by unanimous written consent the board of directors of the Company duly adopted resolutions setting forth a proposed amendment of the Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), declaring the amendment to be advisable and calling a meeting of stockholders for consideration thereof.

2.             That the resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation be amended to increase the authorized number of shares of Common Stock from 500,000,000 shares to 1,750,000,000 shares and the authorized number of shares of preferred stock to 500,000,000 shares, and in connection therewith to increase the aggregate number of authorized shares from 558,000,000 shares to 2,250,000,000 shares.

3.             That to accomplish the amendment set forth in such resolution, section A of Article III of the Certificate of Incorporation, hereby is restated in full as follows:

Article III

A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is Two Billion Two Hundred Fifty Million (2,250,000,000). The total number of shares of common stock authorized to be issued is One Billion Seven Hundred Fifty Million (1,750,000,000), par value $0.001 per share (the "Common Stock"). The total number of shares of preferred stock authorized to be issued is Five Hundred Million (500,000,000), par value $0.001 per share (the "Preferred Stock"), of which Two Hundred Thousand (200,000) shares are designated as "Series A Preferred Stock", Twelve Million (12,000,000) shares are designated as "Series B Preferred Stock", and Forty Million (40,000,000) shares are designated as "Series C Preferred Stock".

4.             That pursuant to resolutions of the board of directors of the Company, the annual meeting of stockholders was duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law at which meeting the necessary number of shares as required by statute was voted in favor of the amendment.

5.             That the foregoing amendment of the Company's Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

6.             That the amendment herein certified shall be effective as of the date of filing this Certificate of Amendment.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Certificate of Incorporation to be duly executed by its authorized officer this 26th day of July, 2022.

MULLEN AUTOMOTIVE INC.

By:	/s/ David Michery
Name:	David Michery
Title:	Chief Executive Officer

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